Registration No. 333-181779

As filed with the Securities and Exchange Commission on September 22, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post Effective Amendment No. 2 to Form S-8 (181779)

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACQUARIE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	43-2052503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 West 55th Street

New York, New York 10019

(Address of Principal Executive Offices)(Zip Code)

Macquarie Infrastructure Company LLC Independent Directors Equity Plan

(Full title of the plan)

Michael Kernan, Esq.

General Counsel and Secretary

Macquarie Infrastructure Corporation

125 West 55th Street

New York, New York 10019

(Name and address of agent for service)

(212) 231-1000

(Telephone number, including area code, of agent for service)

Copies to:

Michelle Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

(212) 819-8200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporxting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES

Macquarie Infrastructure Corporation (the “Company”) is filing this post-effective amendment to deregister unsold shares of the Company’s common stock that were registered under the Registration Statement on Form S-8 filed on May 31, 2012 (Registration No. 333-181779) (as amended the “Registration Statement”) for issuance pursuant to the Macquarie Infrastructure Company LLC Independent Directors Equity Plan (the “Prior Plan”). The Prior Plan has been replaced by the Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan (the “Current Plan”) and there are no awards outstanding under the Prior Plan. The Company hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 22nd day of September, 2021.

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Christopher Frost
	Name:	Christopher Frost
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.